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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE


Contact:


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
SDL, Inc.                                          Financial Relations Board
Donald R. Scifres, Chairman and CEO                Lisa Horn Chainey/Marcia Nakamura (general info)
Michael L. Foster, VP Finance and CFO              Susan Katz (investor contact)
(408) 943-9411                                     Chris Wood (media)
                                                   (415) 986-1591
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                 SDL ANNOUNCES THE CLOSING OF THE ACQUISITION OF
                       PHOTONIC INTEGRATION RESEARCH, INC.
             ACQUISITION ADDS ADVANCED PASSIVE PRODUCTS TO PORTFOLIO

SAN JOSE, CALIFORNIA - JUNE 5, 2000 - SDL, Inc. (Nasdaq: SDLI) announced today the closing of the previously announced acquisition of Photonic Integration Research, Inc. (PIRI). As required by the agreement signed on May 10, 2000, SDL has issued 8,461,663 shares of SDL, Inc. stock and transferred $31.7 million in cash in exchange for all of the stock of PIRI. The total consideration is valued at approximately $2.2 billion based on the June 2, 2000 closing stock price of SDL.

PIRI, located in Columbus, Ohio, is a leading manufacturer of arrayed waveguide gratings that enable the routing of individual wavelength channels in fiber optic systems. These products are used in optical multiplexing and demultiplexing applications for dense wavelength division multiplexing (DWDM) fiber optic systems. The acquisition expands SDL's traditional role as a leader in active components in fiber optic systems to that of a leader in advanced passive components. Further, the acquisition of PIRI responds to the future needs of SDL's customers by adding a critical silicon wafer based optical integration technology that is expected to improve performance and lower costs in next generation DWDM systems.

SDL's products power the transmission of data, voice, video and Internet information over fiber optic networks to meet the needs of telecommunications, DWDM, cable television and satellite communications applications. They enable customers to meet the bandwidth needs of increasing Internet, data, video and voice traffic by expanding their fiber optic communications networks much more quickly and efficiently than would be possible using conventional electronic and optical technologies. SDL's optical products also serve a variety of non-communications applications, including materials processing and printing. Additional information about SDL, Inc. is available on the Internet at www.sdli.com.


Statements in this press release which are not historical including statements regarding SDL's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the acquisition expanding SDL's role to that of a leader in advanced passive components, and the ability of the merged companies' silicon wafer-based optical integration technology to respond to customers' needs and improve performance and lower costs in next generation DWDM systems. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include competitors' advances in passive components, risks related to uncertainties in or failure of the company's products to achieve improved performance, lower costs or meet customer product specifications and market requirements, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended December 31, 1999, and the quarterly report on Form 10-Q for the quarter ended March 31, 2000.